UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 18, 2008, Chicago Mercantile Exchange Inc., a wholly-owned subsidiary of CME Group Inc. (“CME Group”), and New York Mercantile Exchange, Inc. (“NYMEX”), a wholly-owned subsidiary of NYMEX Holdings, Inc. (“NYMEX Holdings”), announced that they have amended their technology services agreement, dated as of April 6, 2006 (the “Technology Services Agreement”). Pursuant to the amendment (the “Amendment”), the term of the Technology Services Agreement has been extended from 10 years to 12 years. In addition, the mid-term termination right provided in the Technology Services Agreement, which allowed either party to terminate the agreement during the time period between June 11, 2011 and June 11, 2012, has been delayed until the time period between June 11, 2012 and June 11, 2013.

The Amendment will only be effective (i) following the special meeting of NYMEX Holdings stockholders to be held in connection with the merger (the “Merger”) of NYMEX Holdings with and into CMEG NY Inc., a wholly-owned subsidiary of CME Group, pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 and amended as of June 30, 2008 and July 18, 2008, among CME Group, CMEG NY Inc., NYMEX Holdings and NYMEX (the “Merger Agreement”), or (ii) in the event that the special meeting of NYMEX Holdings stockholders to be held in connection with the Merger is not held as a result of a breach of the Merger Agreement by NYMEX Holdings, immediately after such breach.

All other terms of the Technology Services Agreement remain in effect without modification.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Amendment to the Services Agreement, dated as of July 18, 2008, between Chicago Mercantile Exchange Inc. and New York Mercantile Exchange, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

By:	/s/ Kathleen Cronin
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

Dated: July 23, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to the Services Agreement, dated as of July 18, 2008, between Chicago Mercantile Exchange Inc. and New York Mercantile Exchange, Inc.